UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2020

FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware         001-33059      20-5657551
(State or other jurisdiction (Commission (IRS Employer
of incorporation) File Number) Identification No.)

Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR    240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR     240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 7, 2020, Fuel Tech, Inc. (the “Company”) received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying the Company that, based upon the closing bid price of the Company’s common stock that trades under the symbol “FTEK” (“Common Stock”), for the last 30 consecutive business days the Common Stock did not meet the minimum bid price of $1.00 per share required for continued listing on NASDAQ pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Minimum Bid Rule”), initiating an automatic 180 calendar-day grace period for the Company to regain compliance.
The notice has no immediate effect on the listing or trading of the Company’s Common Stock, and the Common Stock will continue to trade on the NASDAQ under the symbol “FTEK”.
In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from the date of the notification, or until July 6, 2020 to achieve compliance with the Minimum Bid Rule. The Company will regain compliance with the Minimum Bid Rule if at any time before July 6, 2020, the bid price for the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days.
The Company intends to meet the requirements for the Minimum Bid Rule in the future. This may include seeking the approval of stockholders at the Company’s next annual meeting to effect a reverse stock split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuel Tech, Inc.
(Registrant)

Date: January 10, 2020

By: /s/ Albert G. Grigonis
Albert G. Grigonis
Senior Vice President, General
Counsel and Secretary